PLUMAS BANCORP TO BE TRADED ON THE NASDAQ

QUINCY, California, April 13, 2005 — William E. Elliott, president and chief executive officer of Plumas Bancorp today announced that the company has applied and received approval to be traded on the NASDAQ small cap market. The ticker symbol will remain PLBC.

Elliott commented, “We have enjoyed significant growth in earnings and total assets in recent years and we anticipate the momentum to continue in 2005 and beyond. As a result of this growth, I am pleased to announce that we have received approval to be traded on the NASDAQ small cap market. It is our belief,” explained Elliott, “that this listing will enhance the visibility and market liquidity of Plumas Bancorp stock.” He continued, “We expect an initial trade date of May 18, 2005, the day of our annual shareholder meeting.” The annual shareholder meeting will take place in our Administration Annex building located at 32 Central Ave in Quincy, California at 10:30am. All shareholders of Plumas Bancorp are invited to attend.

The NASDAQ is the largest U.S. electronic stock market. With approximately 3,300 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market.

Plumas Bank, a wholly owned subsidiary of Plumas Bancorp, currently operates twelve traditional branches plus a number of independent ATM sites in Northeastern California’s Plumas, Lassen, Modoc, Shasta, Sierra, Placer, and Nevada counties. The Bank provides consumer, commercial and agricultural banking services, and various investment and insurance services. Additional financial information can be obtained at www.plumasbank.com.

This news release includes forward-looking statements about Plumas Bancorp’s plans, objectives and future performance. A number of factors, many of which are beyond the control of the company, could cause actual results to differ materially from those in the forward-looking statements.

SOURCE: Plumas Bancorp